TRUSTEE INDEMNIFICATION AGREEMENT
This Indemnification Agreement (this “Agreement”) is made as of April 22, 2025 by and between (i) Professionally Managed Portfolios (“PMP”), a Massachusetts business trust, acting on behalf of itself and each of its portfolio series (each, a “Series”), whether existing on the date hereof or subsequently established (with each and every Series and PMP individually and collectively hereinafter referred to as the “Trust”), and (ii) the PMP Trustee whose name is set forth on the Agreement signature page (the “Trustee”). The Trust and the Trustee are together the “Parties” and each is a “Party” hereto.
WHEREAS, the Trustee is a trustee of the Trust, and the Trust wishes the Trustee to continue to serve in that capacity;
WHEREAS, the Trust’s Second Amended and Restated Agreement and Declaration of Trust made and entered into on November 13, 2024 (the “Declaration”) and the Trust’s Amended and Restated By-Laws, as amended as of February 16, 2022 (the “By-Laws”) permit the Trust to provide for indemnification of the Trustee, consistent with the Declaration and By-Laws provisions and applicable law; and
WHEREAS, Article VII, Section 3 and Article VIII, Section 2 of the Declaration permit the trustees of the Trust (collectively, the “Trustees” and each a “Trustee”) to provide in resolutions for indemnification of every Trustee, including the Trustee, from and against liability and expenses to the fullest extent permissible by law, including, inter alia and without limitation, from and as to liability for errors of judgment or mistakes of fact or law, and the Trustees have so resolved; and
WHEREAS, the By-Laws provide for indemnification of all past and current Trustees, to the fullest extent available under law; and
WHEREAS, to induce the Trustee to continue to provide services to the Trust as a Trustee and to provide the Trustee with contractual assurance that indemnification will be available to the Trustee, the Trust desires to extend to the Trustee the fullest legally available protection against personal liability consistent with the Declaration and By-Laws and to delineate certain procedural aspects relating to indemnification and advancement of expenses, as more fully set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the Parties hereby agree as set forth below.
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)The “’40 Act” shall mean the Investment Company Act of 1940, as amended from time to time.
(b)“Disabling Conduct” shall mean conduct undertaken by the Trustee (i) not in good faith in the reasonable belief that the Trustee’s action was in or not opposed to the best interests of the Trust, or (ii) with willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Trustee’s office, or (iii) with respect to a criminal Proceeding, with the Trustee having reasonable cause to believe that the conduct was unlawful, or (iv) resulting in the Trustee’s improper receipt of a personal benefit. Disabling Conduct falling within (iv) of the preceding sentence is “Type iv Disabling Conduct.”
(c)“Expenses” shall include, without limitation, all judgments, penalties, fines, amounts paid in settlement or compromise, liabilities, losses, interest, expenses of investigation, attorneys’ fees and related costs, accountants’ fees and related costs, expert fees and related costs, retainers, court costs, expenses of preparing for and attending depositions or any other Proceeding (as defined below), travel expenses, and all other fees and out-of-pocket costs or disbursements of a type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or serving as a witness in a Proceeding.
(d)“Final Adjudication” shall mean a decision on the merits by a court, agency, or other tribunal before which a Proceeding was brought, from which no further right of appeal or review exists.
(e)“Non-Party Trustee” shall mean a Trustee who is not (i) an “interested person” of the Trust as defined in Section 2(a)(19) of the ’40 Act (each, an “Independent Trustee” and altogether the “Independent Trustees”), (ii) a party to the Proceeding with respect to which indemnification or advances are sought, or (iii) a party to any other Proceeding based on the same or similar grounds as the Proceeding that is then or has been pending and as to which indemnification is sought.
(f) “Proceeding” shall include, without limitation, any threatened, pending, or completed claim, demand, discovery request, deposition, request for testimony or information, action, suit, arbitration, alternative dispute mechanism (including, without limitation, mediation), informal agency inquiry or matter under inquiry, investigation, hearing, or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative, legislative, or investigative and, except as otherwise provided herein, shall also include any proceeding brought by or in the right of the Trust and any proceeding brought by the Trustee or any other Trustee(s) against the Trust, whether to obtain indemnification, to enforce any provision of this Agreement, or for any other purpose.
(g)The Trustee’s “Service to the Trust” shall include, without limitation, the Trustee’s service as a Trustee and his or her service at the request of the Trust or the Series as a trustee, director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
(h)“Special Counsel” shall mean a lawyer, law firm, or a member of a law firm, that is experienced in matters of investment company law and at the time of designation by the Trustees to serve as Special Counsel neither is, nor in the five years immediately preceding such designation was, retained to represent (i) the Trust or the Trustee or the Independent Trustees (except that a majority of the Non-Party Trustees may determine, in their sole discretion, that any prior representation of the Trust, the Trustee, or the Independent Trustees shall not disqualify such lawyer, law firm, or member of a law firm from serving as Special Counsel, if the prior representation is not related to the issue in dispute) or (ii) any other party to the Proceeding (or any party reasonably expected to become a party to the Proceeding) giving rise to a claim for indemnification or advancement hereunder. Notwithstanding the foregoing, however, the term “Special Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Trust or the Trustee in an action to determine the Trustee’s rights pursuant to this Agreement, regardless of when the Trustee’s conduct in question occurred.

2.Indemnification. Subject to the next following sentence in this Section 2, the Trust shall indemnify (from the assets, including but not limited to coverage available under any applicable insurance policies, of one or more Series to which the conduct in question relates) and hold harmless the Trustee and his/her heirs, executors, administrators, or personal representatives (such persons not including the Trustee each hereinafter referred to as a “Covered Person”), against any and all reasonable Expenses actually incurred or paid by the Trustee or the Covered Person in connection with a Proceeding in which such Trustee or Covered Person may be or may have been involved as a party or as a non-party witness or with which such Trustee or Covered Person may be or may have been threatened, while the Trustee was in office or thereafter, by reason of the Trustee’s Service to the Trust. So long as the Trustee or Covered Person has not incurred Expenses by reason of the Trustee’s Disabling Conduct, as determined in accordance with Section 4(b) below, the Trustee or Covered Person shall be indemnified pursuant to this Section 2 against any and all reasonable Expenses. Notwithstanding the foregoing, in the event that a Final Adjudication determines that the Trustee is not liable notwithstanding his/her Type iv Disabling Conduct and is fairly and reasonably entitled to indemnity in an amount determined by the court or other body issuing such Final Adjudication, then the Trust shall indemnify the Trustee or Covered Person consistent with such Final Adjudication.
3.Advancement of Expenses. Expenses of any and every sort incurred by the Trustee (but excluding amounts paid in satisfaction of judgments, in compromise of a Proceeding, or as fines or penalties, all of which if determined pursuant to Section 4 below to be permissible for indemnification and authorized for payment pursuant to Section 5 below shall be paid as indemnification rather than as advancement), shall be paid from time to time by the Trust, on behalf of a Series to which the conduct in question related, in advance of the final disposition of a Proceeding in connection with the Trustee’s service to a Series, upon (a) receipt by the Trust of a written affirmation of the Trustee of his/her good faith belief that he/she has met the standard of conduct necessary for indemnification, (b) delivery to the Trust of an undertaking by or on behalf of the Trustee to repay to the Trust amounts advanced if it is ultimately determined that the Trustee is not entitled to indemnification of such Expenses under this Agreement, (c) a determination reflected in a majority vote of the Non-Party Trustees (provided that a majority of such Non-Party Trustees then in office, consisting of at least two Non-Party Trustees, act on the matter) or a written opinion of Special Counsel that the facts then known to the Non-Party Trustees or Special Counsel would not preclude indemnification of the Trustee, and (d) conformity in all other pertinent respects with the procedures set out in Sections 4 and 5. For avoidance of doubt, the requirements set forth in (a), (b), and (c) above need only be met at the time that advancement is first requested in connection with a given Proceeding, but the Trustee shall remain obligated to update his/her written affirmation should the original affirmation provided to the Trust no longer reflect his/her good faith belief.
4.Procedure for Determination of Permissibility of Indemnification and Advancement. A request by the Trustee for indemnification or advancement of Expenses shall be made in writing and shall be accompanied by such relevant documentation and information as is reasonably available to the Trustee. The request and all provided documentation and information may be delivered by hand, by nationally recognized overnight courier service, or by confirmed secure email transmission. The Secretary of the Trust shall promptly provide copies of such request including all provided materials to all then current Trustees of the Trust.
(a)Methods of Determination. Upon the Trustee’s request for indemnification or advancement of Expenses, a determination with respect to the Trustee’s entitlement thereto shall be made in a manner consistent with the terms of this Agreement. The Trustee shall cooperate with the person(s) making such determination, including without limitation providing to such person(s) upon reasonable request therefor any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Trustee and reasonably necessary to such determination. Any failure by the Trustee to cooperate with the person or persons making such determination shall extend as necessary and appropriate the period(s) described in paragraph (d) of this Section 4 regarding determinations deemed to have been made. Any Expenses incurred by the Trustee in so cooperating shall be borne by the relevant Series, irrespective of the determination as to the Trustee’s entitlement to indemnification or advancement of Expenses (unless such Series was or were terminated prior to any such liability or claim being known to the Trustee, in which case such obligations, to the extent not satisfied out of the assets of such Series, shall be an obligation of the Trust).
(b)Determination Regarding Permissibility of Indemnification If the Trustee Is Exonerated on the Merits. In the event that the Trustee prevails on the merits in a Proceeding, whether or not the Proceeding was brought by or on behalf of the Trust, and a Final Adjudication issues to that effect, the Trustee shall be indemnified against all expenses actually and reasonably incurred by him/her or on his/her behalf in connection therewith, provided that the Trustees, including a majority of the Non-Party Trustees, determine based on a review of the facts that the Trustee did not engage in Type iv Disabling Conduct.
(c)Determination Regarding Permissibility of Indemnification in All Circumstances Not Covered by Section 4(b). In all instances in which indemnification is sought and Section 4(b) above is not applicable, indemnification shall be authorized by the Trust only if found permissible as described in this Section 4(c). If the Proceeding concerned claims other than by or on behalf of the Trust, permissibility requires a determination that indemnification is proper in the circumstances because the Trustee acted in good faith and reasonably believed, if he/she was acting on behalf of the Trust, that his/her conduct was in the Trust’s best interest and, in all other cases, that his/her conduct was at least not opposed to the Trust’s best interests. If the Proceeding concerned claims by or on behalf of the Trust, permissibility requires a determination that indemnification is proper in the circumstances because the Trustee acted in good faith and reasonably believed that his/her conduct was in the Trust’s best interest and that he/she acted with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In addition, in every instance covered by this Section 4(c), permissibility requires a further determination that indemnification is not prohibited by reason of Disabling Conduct on the part of the Trustee. The determinations required by this Section 4(c) must be reflected in either a majority vote of a quorum of the Non-Party Trustees or a written opinion of Special Counsel.
(d)Failure to Make Timely Determination. Subject to Section 4(a), if the person(s) empowered or selected to determine whether indemnification or advancement of Expenses (other than determinations that are made or to be made by a court) is permissible shall not have made such determination within forty-five (45) days after receipt by the Trust of the request therefor, such period may be extended for a reasonable period of time, not to exceed an additional thirty (30) days, if the person(s) making the determination in good faith requires such additional time to obtain or evaluate documentation or information relating thereto. If the Trustee fails to provide information reasonably requested by the decisionmaker, then the foregoing timeframes may be further extended util the Trustee provides the requested information. If at the end of the 45 day or extended period, no determination has been made, the requisite determination of permissibility of indemnification or advancement of Expenses shall be deemed to have been made, and the Trustee shall be entitled to seek the requisite authorization and reasonableness determinations pursuant to Section 5, provided that (i) it does not appear that the Trustee has made an intentional misstatement of a material fact, or an intentional omission of a material fact necessary to make the Trustee’s statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, (ii) such indemnification or advancement is not prohibited under applicable law or the Declaration or By-Laws, and (iii) there is no requirement under the ’40 Act, for insurance or security, which has not been satisfied. Notwithstanding the foregoing, in the event that a subsequent Final Adjudication determines that the Trustee is not entitled to indemnification under this Agreement, such Final Adjudication shall supersede this Section 4(d) and any deemed indemnification permissibility determination shall be null and void.
5.Procedure for Authorization of Indemnification or Advancement.
(a)Determinations of Authorization and Reasonableness. Following a finding of permissibility under Section 4, formal authorization of indemnification and a determination as to the reasonableness of Expenses must be made in the same manner as is set forth in Section 4 with respect to the determination of permissibility, except that, if the permissibility determination has been made by Special Counsel, then authorization of indemnification and the determination as to the reasonableness of Expenses must be made by a majority vote of a quorum of Non-Party Trustees or, if such a quorum cannot be obtained, by a majority vote of a committee of Trustees designated to act by a majority vote of all Trustees, with the committee consisting or two or more Non-Party Trustees.
(b)Special Counsel Procedures. The relevant Series shall pay all reasonable fees and Expenses charged or incurred by Special Counsel in connection with his/her determinations pursuant to this Agreement. If the Trustee objects to the Trustees’ choice of Special Counsel, he/she must notify the Trust in writing within seven (7) business days after being notified of the identity of the chosen Special Counsel. The objection shall set forth with particularity the basis for the Trustee’s objection. The Trustees will then promptly and in good faith designate a different Special Counsel, and the Trustee shall have no further opportunity to object thereto.
6.Payment upon Determinations of Permissibility and Authorization. If a determination is made pursuant to Section 4 or Section 5 (or is deemed to be made pursuant to paragraph (d) of this Section 6 and, in the case of advancement of Expenses, the other conditions are satisfied) that the Trustee is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Trustee shall be made within ten (10) business days after such determination (and, in the case of advancements of further Expenses, within ten (10) business days after submission of supporting information related to such further requests for payment of additional Expenses, including the required undertaking and evidence of any required security). If such payment is not made when due, interest shall run at the statutory rate for prejudgment interest under the laws of the Commonwealth of Massachusetts until payment has been made in full.
7.Appeal of Adverse Determination. If a determination is made that the Trustee is not entitled to indemnification or advancements (other than determinations that are made by a court), the Trustee may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified herein and under the auspices of the Federal Arbitration Act. The Trustee shall commence such proceeding or arbitration within 90 days following the date on which the adverse determination is made. In any such arbitration, discovery shall be limited to document production, no depositions shall be taken, and the proceedings shall be conducted with expedition. Any necessary hearing shall occur in Boston, Massachusetts, unless the parties agree otherwise. The decision of the arbitrator shall be reflected in a written reasoned award, which shall be final and binding, with no right of appeal therefrom absent (i) fraud or bias on the part of the arbitrator, (ii) an intentional misstatement by the Trustee of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancement, (iii) a prohibition of such indemnification or advancement under applicable law or the Trust’s Declaration or By-Laws, or (iv) a requirement under the ’40 Act, for insurance or security, which has not been satisfied. Any arbitration award shall be enforceable against the Trust as provided in the Federal Arbitration Act.

(a)Expenses of Appeal. If the Trustee seeks arbitration to determine or enforce his/her rights under, or to recover damages for breach of, the indemnification or advancement provisions of this Agreement, the Trustee shall be entitled to recover from the relevant Series, and shall be indemnified by the relevant Series against, any and all Expenses actually incurred by the Trustee in such arbitration, but only if the Trustee prevails therein. If it shall be determined in such arbitration that the Trustee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Trustee in connection with such arbitration shall be appropriately prorated. Notwithstanding the foregoing, the fees and costs of the arbitrator shall in any event be paid by the relevant Series.
(b)Validity of Agreement. In any arbitration commenced pursuant to this Section 7, the Trust shall be precluded from asserting that the terms of and the procedures set forth in this Agreement are not valid, binding, and enforceable against the Trust or relevant Series and shall stipulate in any such arbitration that the Trust is bound by the provisions of this Agreement.
(c)Lack of Adjudication. Notwithstanding any provision herein to the contrary, as to any matter disposed of (whether by compromise payment, pursuant to a consent decree or otherwise) without a Final Adjudication in an adjudication on the merits by a court, or by any other body before which the Proceeding was brought, that the Trustee either (a) did not act in good faith in the reasonable belief that the Trustee’s action was in or not opposed to the best interests of the Series or (b) is liable to the Series or its shareholders by reason of Disabling Conduct, indemnification shall nonetheless be provided if (x) there has been a determination by the court or other body approving any settlement or other disposition of the matter that the Trustee did not engage in Disabling Conduct or (y) there has been a reasonable determination, based upon a review of readily available facts (but not a full trial-type inquiry), that the Trustee acted in good faith in the reasonable belief that the Trustee’s action was in or not opposed to the best interests of the Series and that the Trustee is not liable to the Trust or its shareholders by reason of Disabling Conduct, by (i) the vote of a majority of the Non-Party Trustees (provided that a majority of such Non-Party Trustees then in office act on the matter) or (ii) Special Counsel in a written opinion.
8.General Provisions.
(a)Insurance Precedes Indemnification. The Trust shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Trustee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise, if such payment is not recoverable from the Trustee.
(b)Continuation of Provisions. This Agreement shall be binding upon all successors of the Trust, including without limitation any transferee of all or substantially all assets of a Series and any successor by merger, consolidation or operation of law and shall inure to the benefit of the Trustee’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue with respect to the Trust until the later of (i) ten (10) years after the Trustee has ceased to provide any Service to the Trust or any Series and (ii) the final termination of all Proceedings in respect of which the Trustee has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any arbitration commenced by the Trustee relating thereto. No amendment of the Trust’s Declaration or By-Laws shall limit or eliminate the rights of the Trustee to indemnification and advancement of Expenses as set forth in this Agreement. The Trustee’s right of indemnification and advancement of Expenses set forth in this Agreement shall survive the Trustee’s death, disability, retirement, or resignation as a Trustee.
(c)Selection of Counsel. The Trust shall be entitled to assume the defense of any Proceeding for which the Trustee seeks indemnification or advancement of Expenses under this

Agreement. However, counsel selected by the Trustee shall conduct the defense of the Trustee to the extent reasonably determined by such counsel to be necessary to protect the interests of the Trustee, and the relevant Series shall indemnify the Trustee therefor to the extent otherwise permitted under this Agreement, if (i) the Trustee reasonably determines that there may be a conflict in the Proceeding between the positions of the Trustee and the positions of the Trust or the other parties to the Proceeding that are indemnified by the Trust and not represented by separate counsel, or the Trustee otherwise reasonably concludes that representation of both the Trustee, the Trust and such other parties by the same counsel would not be appropriate, or (ii) the Proceeding involves the Trustee but neither the Trust nor any such other party who is indemnified by the Trust and the Trustee reasonably withholds consent to being represented by counsel selected by the Trust. If the Trust shall not have elected to assume the defense of any such Proceeding for the Trustee within thirty (30) days after receiving written notice thereof from the Trustee, the Trust shall be deemed to have waived any right it might otherwise have to assume such defense. In the event that the Trust does not assume or conduct the defense of any Proceeding, the Trustee shall not consent to a settlement or any other disposition not involving a Final Adjudication without the prior written consent of the Trust.
(d)Insider Trading. Notwithstanding any other provision of this Agreement to the contrary, the Trust shall not be liable for indemnification or advancement of Expenses in connection with any settlement or judgment for insider trading by the Trustee or for disgorgement of profits by the Trustee pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.
(e)D&O Insurance. To the extent that the Trust maintains an insurance policy or policies providing liability insurance to its Trustees or its Independent Trustees, the Trustee shall be covered by such policy or policies at all times when serving as a Trustee, in accordance with its or their terms, to the maximum extent of the coverage available for any similarly situated Trustee. For a period of six (6) years after the Trustee has ceased to serve as a Trustee, even though he/she is no longer serving as a Trustee, the Trust shall purchase and maintain in effect, through “tail” or other appropriate coverage, one or more policies of insurance on behalf of the Trustee to the maximum extent of the coverage provided to then serving Trustees, unless the purchase of such insurance by the Trust is not permitted by applicable law, including for these purposes any fiduciary duties applicable to the persons then constituting the Trustees, such insurance is not generally available, or in the reasonable business judgment of the then Trustees, the premium for such insurance is substantially disproportionate to the amount of coverage afforded.
(f)Subrogation. In the event of any payment by any Series pursuant to this Agreement, the Series shall be subrogated to the extent of such payment to all of the rights of recovery of the Trustee, who shall, upon reasonable written request by the Trust on behalf of the Series and at the Series’ expense, execute all such documents and take all such reasonable actions as are necessary to enable the Trust to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Trust or the Trustee to proceed or collect against any insurers or to give such insurers any rights against the Trust under or with respect to this Agreement, including without limitation any right to be subrogated to the Trustee’s rights hereunder, unless otherwise expressly agreed to by the Trust in writing, and the obligation of such insurers to the Trust and the Trustee shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.
(g)Notice of Proceedings. The Trustee shall promptly notify the Trust in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding that may be subject to indemnification or advancement of Expenses pursuant to this Agreement, but no delay in providing such notice shall in any way limit or adversely affect the Trustee’s rights or the Trust’s obligations under this Agreement.
(h)Notices. All notices, requests, demands, and other communications to a Party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (with a written receipt signed by or with authorization on behalf of the addressee) or two (2) business days after being sent by nationally recognized overnight courier service to the address specified on the signature page of this Agreement or to such other address as may be subsequently furnished by such Party by notice in accordance with this paragraph.
(i)Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
(j)Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Trust and the Trustee pertaining to the subject matter of indemnification, advancement of Expenses and insurance, other than the Trust’s Declaration, By-Laws and the terms of any liability insurance policies, which shall not be modified or amended by this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both Parties or their respective successors or legal representatives; provided, however, that any supplements, modifications or amendments to the Trust’s Declaration, By-Laws, or the terms of the liability insurance policy or policies of the Trust shall not be deemed to constitute supplements, modifications or amendments to this Agreement. To the extent any provision of the Trust’s Declaration or By-Laws as in effect as of the date of this Agreement conflict with this Agreement, the Trust’s Declaration or By-Laws as in effect as of the date of this Agreement, as applicable, shall control. Any waiver by either Party of any breach by the other Party of any provision contained in this Agreement to be performed by the other Party must be in writing and signed by the waiving Party or such Party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.
(k)Joinder of New Series. In the event that additional Series are created and added to the Trust from time to time, the additional Series shall be deemed a “Series” for all purposes of this Agreement as of the date that it is created and added to the Trust.
(l)Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
(m)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and both of which when taken together shall constitute one document.
(n)Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to conflict of laws principles.
(o)WAIVER OF RIGHT TO JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY A COURT OR BY A JURY

IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR TO THE ISSUES RAISED BY THAT DISPUTE AND KNOWINGLY CONSENT THAT ARBITRATION SHALL BE THEIR SOLE DISPUTE RESOLUTION MECHANISM, SAVE FOR ANY PERMISSIBLE APPEAL THEREFROM.
(p)Miscellaneous. The Trust’s Declaration is on file with the Secretary of the Commonwealth of Massachusetts. The monetary obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents, or shareholders individually, but are binding solely upon the assets and property of the relevant Series in accordance with their proportionate interests hereunder. The assets and liabilities of each Series are separate and distinct, and the obligations of or arising out of this instrument are binding solely upon the assets or property of the respective Series.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in its name and on its behalf on the date set forth above.

PROFESSIONALLY MANAGED PORTFOLIOS (a Massachusetts business trust)

By: __/s/Jason Hadler_____________
Printed Name: Jason Hadler
Title: Officer of the Trust
Notice Address:
c/o US Bancorp Fund Services, LLC
777 E. Wisconsin Avenue, MK WI-T4
Milwaukee, WI 53202

_____/s/Kathleen T. Barr___________ (the “TRUSTEE”)

Printed Name:    Kathleen T. Barr

Notice Address:    [ ]

{S2710304; 2}